FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-04

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Wednesday, March 25, 2026 4:18 PM
Subject:	★XB PRICING DETAILS★ $722.002MM BANK5 2026-5YR21 ***PUBLIC CMBS***

BANK5 2026-5YR21 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-5YR21

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, BofA Securities, Inc., WELLS FARGO SECURITIES, LLC, MORGAN STANLEY & CO. LLC
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/MOODYS/MDBRS
OFFERING TYPE :	SEC-REGISTERED

*** OFFERED CERTIFICATES - PUBLIC ***

CLS	RATINGS (F/M/MDBRS)	SIZE ($MM)	~PROCEEDS ($MM)	SPREAD	YLD%	CPN%	$PX
XB	A-/NR/AA	68.811	1.173+	J-117.3	2.7736	0.316	1.70527

* PRICING SPEED: 100CPY

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$836,684,520
NUMBER OF LOANS :	31
NUMBER OF PROPERTIES :	64
WA CUT-OFF LTV :	57.0%
WA MATURITY LTV :	56.8%
WA U/W NCF DSCR :	2.09x
WA U/W NOI DEBT YIELD :	13.8%
TOP TEN LOANS % :	68.2%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	358
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	OFFICE (29.8%), HOSPITALITY (21.1%), MIXED USE (14.3%), SELF STORAGE (10.4%), RETAIL (9.1%)

TOP 5 STATES :	CA (21.9%), NY (17.9%), TX (10.7%), NV (8.2%), IA (7.4%)

LOAN SELLERS :	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (26.3%), BANK OF AMERICA, NATIONAL ASSOCIATION (34.1%), WELLS FARGO BANK, NATIONAL ASSOCIATION (26.8%), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (12.7%)

U.S. RISK RETENTION :	MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION RULES VIA A COMBINATION OF (I) RETENTION OF AN “ELIGIBLE VERTICAL INTEREST” BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION AND MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC AND (II) PURCHASE BY EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P. AND EIGHTFOLD REAL ESTATE CAPITAL FUND VII, L.P., THE “THIRD-PARTY PURCHASERS,” OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST,” WHICH WILL BE COMPRISED OF THE CLASS F-RR, CLASS G-RR, CLASS X-FRR AND CLASS X-GRR CERTIFICATES.

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICERS :	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	LNR PARTNERS, LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	EIGHTFOLD REAL ESTATE CAPITAL, L.P. (OR AN AFFILIATE)

DOCUMENTS & TIMING
ANTICIPATED SETTLEMENT :	ON OR ABOUT APRIL 17, 2026

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

MICHAEL CASH 212-834-4154

MARIE SARAFIAN 212-834-4154

BOFA CMBS BANKING CONTACTS

LELAND BUNCH 646-855-3953

DANIELLE CALDWELL 646-855-3421

WELLS FARGO CMBS SYNDICATE CONTACTS

CHRISTIE TINTLE 704-410-3008

DANIEL BOXER 704-410-3008

LAUREN SODERBERG 704-410-3008

STEPHEN SKRYNECKI 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS

ALEX WONG 212-214-5615

SEAN DUFFY 312-827-1518

BRIGID MATTINGLY 212-214-7648

TYLER HOSTETLER 212-214-3338

MS CMBS SYNDICATE & STRUCTURING CONTACTS

NISHANT KAPUR 212-761-1483

JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS

JANE LAM 212-761-3507

JARED SMITH 212-761-3075

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.